Prospectus Supplement dated August 9, 2004	Rule 424(b)(3)
To Prospectus dated September 3, 2003	File No. 333-106750

VERIZON COMMUNICATIONS INC.

VERIZON COMMUNICATIONS DIRECT INVEST

A Direct Stock Purchase and Share Ownership Plan for

Common Stock of Verizon Communications Inc.

This Prospectus Supplement dated as of August 9, 2004 supplements and amends the Prospectus dated September 3, 2003, as follows and should be read in connection with the Prospectus:

Verizon Communications is reducing the minimum initial investment in the Plan for new investors and for Individual Retirement Accounts (IRAs) from $1,000 to $500. As a result,

•	Each reference in the Prospectus to “$1,000” is hereby amended to read “$500”;

•	The reference in the Prospectus to “ten (10) monthly payments” is hereby amended to read “five (5) monthly payments”; and

•	Each reference in the Prospectus to “ten (10) consecutive months” is hereby amended to read “five (5) consecutive months”.